United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 1, 2008
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 1, 2008, Applied Signal Technology, Inc. (the “Company”) announced that Gary L. Yancey has resigned as Chairman and Chief Executive Officer, and as a member of the Board of Directors, effective May 1, 2008. Mr. Yancey will be leaving the Company effective May 30, 2008. William Van Vleet III, Chief Operating Officer, will serve as Chief Executive Officer on an interim basis until a successor is appointed. John P. Devine, director of the Company since 1995, has been named non-executive Chairman of the Board of Directors. The Board of Directors will be conducting a search for a successor CEO.

In consideration for his services as non-executive Chairman of the Board, Mr. Devine will be paid an annual fee of $30,187.50, in addition to all other fees to which he is entitled as a member of the Board of Directors.

(c)

As a result of Mr. Yancey’s resignation disclosed above, the Board of Directors has appointed Mr. William B. Van Vleet III as Chief Executive Officer on an interim basis until a successor is appointed. Mr. Van Vleet was previously Chief Operating Officer of the Company.

Mr. Van Vleet joined the Company in July 2005 as Executive Vice President of the Sensor Signal Processing Group in connection with the Company’s acquisition of Dynamics Technology, Inc. and was promoted to Deputy Chief Operating Officer in August 2006 and Chief Operating Officer in November 2007. Mr. Van Vleet was President and Chief Executive Officer of Dynamics Technology, Inc. from 2002 to July 2005. Prior to that time, Mr. Van Vleet worked at The Boeing Company for 22 years, where he served in a variety of engineering management positions, most recently as the General Manager of the Communications, Information, and Oceanic Systems Division, and then leading efforts on the U.S. Missile Defense National Team as the Director of Battle Management, C2 and Communications.

In consideration for Mr. Van Vleet’s service as interim Chief Executive Officer, the Board of Directors has approved the following retention bonuses payable to Mr. Van Vleet:

  At the conclusion of the first six months following his appointment as interim Chief Executive Officer, or any portion thereof, (the “First Period”), Mr. Van Vleet will be paid a period retention bonus of $50,000 (the “First Retention Bonus”) so long as he remains employed at the Company through such First Period. The First Retention Bonus shall be payable to Mr. Van Vleet even if a permanent chief executive officer is appointed by the Board during the First Period.
  At the conclusion of the second six months following his appointment as interim Chief Executive Officer, or any portion thereof, (the “Second Period”), Mr. Van Vleet will be paid a second period retention bonus of $50,000 (the “Second Retention Bonus”) so long as he remains employed at the Company through such Second Period. The Second Retention Bonus shall be payable to Mr. Van Vleet even if a permanent chief executive officer is appointed by the Board during the Second Period.

A copy of the press release announcing these actions is attached hereto as Exhibit 99.1.

(e)

See the disclosure of the compensation arrangements entered into with Mr. Van Vleet as interim Chief Executive Officer described under subsection (c) above.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press release dated May 1, 2008, announcing management changes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2008	Applied Signal Technology, Inc. By: /s/ James E. Doyle James E. Doyle Chief Financial Officer

Exhibit 99.1

Applied Signal Technology, Inc.
Announces Management Change

Sunnyvale , CA . May 1, 2008 – Applied Signal Technology, Inc. (NASDAQ - APSG) today announced that Gary L. Yancey has resigned as chairman and chief executive officer, and will be leaving the Company effective May 30, 2008. Mr. Yancey is also resigning from the Board of Directors. William Van Vleet III, Chief Operating Officer, will serve as Chief Executive Officer on an interim basis until a successor is appointed. John P. Devine, an Applied Signal director since 1995, has been named non-executive Chairman of the Board of Directors, effective May 1, 2008. The Board of Directors will be conducting a search for a successor CEO.

“Gary was founder of Applied Signal Technology and has been integral to its growth and success over the past 25 years. His drive and broad experience have been key to the Company’s growth, and he has been instrumental in the Company’s success over its history. We look forward to continuing Gary’s commitment to meeting our customers’ high expectations for our products and services. We thank him for his dedication and the many contributions that he has made over the years, and we wish him well in his future endeavors,” said Mr. Devine, Chairman of the Board.

Conference Call

The Company will host a conference call on Monday May 5, 2008 to discuss the change in management. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on May 5, 2008 at 5:00pm eastern time/2:00pm pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.InvestorCalendar.com.

About Applied Signal Technology, Inc.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology visit our website at www.appsig.com.